UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                   FORM 8-K

                                CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): June 24, 1997


                            TRIARC COMPANIES, INC.
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


             DELAWARE                  1-2207       38-0471180
            ------------------   ------------------------------------
            (State or Other      (Commission   (I.R.S. Employer
            Jurisdiction of      File Number)  Identification No.)
            Incorporation)



            280 Park Avenue
            New York, NY                                       10017
    ----------------------------------------                 -----------------
     (Address of Principal Executive Office)                    (Zip Code)


       Registrant's telephone number, including area code:  (212) 451-3000


   ----------------------------------------------------------------------------
            (Former Name or Former Address, if Changed Since Last Report








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Item 5.  Other Events

            On June 24, 1997, Triarc Companies, Inc ("Triarc") and Cable Car Beverage Corporation ("Cable Car") entered into a definitive agreement (the "Merger Agreement") pursuant to which Triarc will acquire Cable Car in a tax-free merger in which a wholly-owned subsidiary of Triarc will merge into Cable Car, with Cable Car being the surviving corporation. Accordingly, following the merger, Cable Car will become a wholly-owned subsidiary of Triarc. Cable Car, which markets premium soft drinks and waters in the United States and Canada, primarily under the Stewart's(R) brand, had 1996 sales of approximately $18.8 million.

            Pursuant to the Merger Agreement, holders of common stock of Cable Car will receive 0.1722 shares (the "Conversion Price") of Triarc's Class A Common Stock for each share of Cable Car common stock held by them (approximately 1.5 million Triarc shares will be issued, assuming approximately
9.0 million outstanding shares of Cable Car common stock); provided, that (i) if the average (without rounding) of the closing prices of Triarc's Class A Common Stock on the New York Stock Exchange ("NYSE") on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the NYSE trading day immediately preceding the closing date (the "Average Triarc Share Price") shall be less than $18.875, then the Conversion Price shall be adjusted so that it shall equal the quotient obtained by dividing (A) $3.25 by (B) the Average Triarc Share Price, and (ii) if the Average Triarc Share Price shall be greater than $24.50, then the Conversion Price shall be adjusted so that it shall equal the quotient obtained by dividing (x) $4.22 by (y) the Average Triarc Share Price. After giving effect to the transaction, Triarc will have approximately 31 million shares of its Common Stock outstanding (including its non-voting Class B Common Stock). Triarc may terminate the Merger Agreement if the Average Triarc Share Price is less than $15.00. In such event, Triarc has agreed to reimburse Cable Car for up to $225,000 of expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby. Consummation of the merger is also subject to customary closing conditions, including the approval of the merger by the stockholders of Cable Car, the registration with the Securities and Exchange Commission of the Triarc shares to be issued and any required Hart-Scott-Rodino antitrust clearance. The acquisition is expected to be consummated during the latter part of the third quarter of 1997.

            In connection with the transaction, Triarc also announced that it has entered into an agreement (the "Stockholders' Agreement") with Cable Car's two largest stockholders (and their spouses), who hold approximately 20% of Cable Car's outstanding Common Stock, pursuant to which such stockholders have agreed, among other things, to vote their shares in favor of the transaction and not to sell such shares to any other party. In addition, Triarc has received an option to purchase such shares, if certain events occur, at a price determined by using the same formula as that used to determine the Conversion Price, except that the relevant period for the calculation of such price is the 15 consecutive NYSE trading days ending on the NYSE trading day immediately preceding the date of the closing of the exercise of the option. Furthermore, upon consummation of the transaction, Samuel M. Simpson, President of Cable Car, has agreed, and Triarc has agreed to cause Cable Car, to terminate his existing employment agreement and to enter into a new three-year employment agreement, which will contain, among other provisions, non-compete provisions.

            A copy of the Merger Agreement, the Stockholders' Agreement and the press release relating to the transactions described above are being filed herewith as exhibits hereto and are incorporated herein by reference.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

       (c)  Exhibits

       2.1 --Agreement and Plan of Merger dated as of June 24, 1997 between Cable Car Beverage Corporation, Triarc and CCB Merger Corporation.

       9.2 --Stockholders Agreement dated June 24, 1997 by and among Triarc and each of the parties signatory thereto.

       99.1 -Press release dated June 24, 1997.



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                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


                                TRIARC COMPANIES, INC.



                             By:  BRIAN L. SCHORR
                                  -----------------------------------------
                                  Brian L. Schorr, Executive Vice President

Dated: June 26, 1997


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                                    EXHIBIT

Exhibit
   No.                              Description                      Page No.

2.1 -- Agreement and Plan of Merger dated as of June 24, 1997 between Cable Car Beverage Corporation, Triarc and CCB Merger Corporation.

9.2 -- Stockholders Agreement dated June 24, 1997 by and among Triarc and each of the parties signatory thereto.

99.1 --     Press release dated June 24, 1997.



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